UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Hausrath, David L.

   50 E. RiverCenter Boulevard
   Covington, KY  41012-0391
2. Issuer Name and Ticker or Trading Symbol
   Ashland Inc.
   ASH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   September 30, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President:General Counsel
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |      |    |                  |   |           |3,106 (1)          |I     |By Trustee                 |
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Common Stock                 |      |    |                  |   |           |2,511 (2)          |I     |By Trustee                 |
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Common Stock                 |      |    |                  |   |           |300 (3)            |I     |By Wife                    |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Option (4)              |23.875  |     |    |           |   |9-21-|10-21|Common Stock|750    |       |750         |D  |            |
                        |        |     |    |           |   |93   |-02  |            |       |       |            |   |            |
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                        |23.875  |     |    |           |   |9-21-|10-21|Common Stock|375    |       |375         |D  |            |
                        |        |     |    |           |   |94   |-02  |            |       |       |            |   |            |
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                        |23.875  |     |    |           |   |9-21-|10-21|Common Stock|375    |       |375         |D  |            |
                        |        |     |    |           |   |95   |-02  |            |       |       |            |   |            |
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Option (5)              |33.125  |     |    |           |   |9-16-|10-16|Common Stock|1,000  |       |1,000       |D  |            |
                        |        |     |    |           |   |94   |-03  |            |       |       |            |   |            |
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                        |33.125  |     |    |           |   |9-16-|10-16|Common Stock|500    |       |500         |D  |            |
                        |        |     |    |           |   |95   |-03  |            |       |       |            |   |            |
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                        |33.125  |     |    |           |   |9-16-|10-16|Common Stock|500    |       |500         |D  |            |
                        |        |     |    |           |   |96   |-03  |            |       |       |            |   |            |
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Option (6)              |35.875  |     |    |           |   |9-15-|10-15|Common Stock|1,000  |       |1,000       |D  |            |
                        |        |     |    |           |   |95   |-04  |            |       |       |            |   |            |
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                        |35.875  |     |    |           |   |9-15-|10-15|Common Stock|500    |       |500         |D  |            |
                        |        |     |    |           |   |96   |-04  |            |       |       |            |   |            |
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                        |35.875  |     |    |           |   |9-15-|10-15|Common Stock|500    |       |500         |D  |            |
                        |        |     |    |           |   |97   |-04  |            |       |       |            |   |            |
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Option (6)              |33.875  |     |    |           |   |9-21-|10-21|Common Stock|1,000  |       |1,000       |D  |            |
                        |        |     |    |           |   |96   |-05  |            |       |       |            |   |            |
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                        |33.875  |     |    |           |   |9-21-|10-21|Common Stock|500    |       |500         |D  |            |
                        |        |     |    |           |   |97   |-05  |            |       |       |            |   |            |
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                        |33.875  |     |    |           |   |9-21-|10-21|Common Stock|500    |       |500         |D  |            |
                        |        |     |    |           |   |98   |-05  |            |       |       |            |   |            |
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Option (6)              |39.00   |     |    |           |   |9-19-|10-19|Common Stock|1,000  |       |1,000       |D  |            |
                        |        |     |    |           |   |97   |-06  |            |       |       |            |   |            |
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                        |39.00   |     |    |           |   |9-19-|10-19|Common Stock|500    |       |500         |D  |            |
                        |        |     |    |           |   |98   |-06  |            |       |       |            |   |            |
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                        |39.00   |     |    |           |   |9-19-|10-19|Common Stock|500    |       |500         |D  |            |
                        |        |     |    |           |   |99   |-06  |            |       |       |            |   |            |
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Option (7)              |53.375  |     |    |           |   |9-18-|10-18|Common Stock|2,000  |       |2,000       |D  |            |
                        |        |     |    |           |   |98   |-07  |            |       |       |            |   |            |
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                        |53.375  |     |    |           |   |9-18-|10-18|Common Stock|1,000  |       |1,000       |D  |            |
                        |        |     |    |           |   |99   |-07  |            |       |       |            |   |            |
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                        |53.375  |     |    |           |   |9-18-|10-18|Common Stock|1,000  |       |1,000       |D  |            |
                        |        |     |    |           |   |00   |-07  |            |       |       |            |   |            |
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Option (7)              |48.00   |     |    |           |   |9-17-|10-17|Common Stock|4,000  |       |4,000       |D  |            |
                        |        |     |    |           |   |99   |-08  |            |       |       |            |   |            |
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                        |48.00   |     |    |           |   |9-17-|10-17|Common Stock|2,000  |       |2,000       |D  |            |
                        |        |     |    |           |   |00   |-08  |            |       |       |            |   |            |
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                        |48.00   |     |    |           |   |9-17-|10-17|Common Stock|2,000  |       |2,000       |D  |            |
                        |        |     |    |           |   |01   |-08  |            |       |       |            |   |            |
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Option (8)              |36.625  |9-16-|J   |10,000     |A  |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                        |        |99   |    |           |   |00   |-09  |            |       |       |            |   |            |
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                        |36.625  |9-16-|J   |10,000     |A  |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                        |        |99   |    |           |   |01   |-09  |            |       |       |            |   |            |
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                        |36.625  |9-16-|J   |10,000     |A  |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                        |        |99   |    |           |   |02   |-09  |            |       |       |            |   |            |
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                        |36.625  |9-16-|J   |10,000     |A  |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                        |        |99   |    |           |   |03   |-09  |            |       |       |            |   |            |
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Common Stock Units (9)  |1-for-1 |     |J   |43         |A  |     |     |Common Stock|43     |       |2,148       |D  |            |
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
Explanation of Responses:
1. Shares accrued under Ashland's Leveraged Employee Stock Ownership Plan as of 3-31-96, the date of the final allocation to this account.
2. Based on Employee Savings Plan information as of 9-30-99 and includes transactions occurring on or after
8-17-99.
3. I hereby disclaim beneficial
ownership.
4. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's
Long-Term Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
5. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's
Amended Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
6. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1993
Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
7. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1997
Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
8. Grant of employee stock option pursuant to Ashland's 1997 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
9. Common Stock Units acquired pursuant to Ashland's 1995 Deferred Compensation Plan as of 9-30-99 and includes transactions occurring on or after 7-30-99, payable in cash or stock upon termination of service and exempt under Rule 16b-3(d). The price of the Common Stock Units on the applicable valuation dates ranged from
$34.688 -
$39.00.
SIGNATURE OF REPORTING PERSON
David L. Hausrath
DATE
October 19, 1999